Exhibit 10.7

AMENDMENT NO. 1

TO ASSET AND STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of March 30, 2006 to the Asset and Stock Purchase Agreement, between Texas Instruments Incorporated (“Seller”) and S&C Purchase Corp., dated as of January 8, 2006 (The “Agreement”).

W I T N E S S E T H :

WHEREAS, the Seller and Buyer have entered into the Agreement;

WHEREAS, subject to the terms and conditions of Section 13.04 of the Agreement, S&C Purchase Corp. transferred and conveyed to Potazia Holding B.V. (“Buyer”) all of its right, title, interest and obligations in, to or under the agreement (the “Assignment”) effective as of February 8, 2006; and

WHEREAS, the parties desire to amend the Agreement pursuant to Section 13.2 to reflect the changes set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1 . Definitions. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Agreement.

Section 2 . S&C Korea Restructuring.

(a) Prior to the Closing, Seller shall cause Texas Instruments Korea Limited (“TI Korea”) to effect a “spin-off” resulting in the creation by operation of Applicable Law of a new entity, Sensors & Controls Korea Limited (“S&C Korea”), which shall be a wholly-owned Subsidiary of Seller;

(b) as a result of the foregoing “spin-off” process, S&C Korea shall hold (A) all of TI Korea’s right, title and interest in, to and under the Purchased Assets, but excluding all right, title and interest in, to and under the Excluded Assets (including those properties listed in Exhibit A hereto), (B) all Liabilities of TI Korea that are Assumed Liabilities (the “Korea Assumed Liabilities”), but excluding those Liabilities which are Excluded Liabilities or Purchased Subsidiary Liabilities (including those items described on Exhibit B hereto) (the “Korea Excluded Liabilities”); and (C) any employee of TI Korea who is a Business Employee.

The transactions contemplated by Sections 2(a)-(b) herein shall collectively be referred to as the “S&C Korea Restructuring”.

(c) The amount of cash to be held by S&C Korea as of the effective time of the S&C Korea Restructuring shall be zero. Buyer and Seller agree that the cash and cash equivalents on hand and in banks that are outstanding in S&C Korea as of the close of business on the Business Day immediately prior to the Closing will be deemed to be Transferred Cash for purposes of the Agreement (and thus will be included as an asset in the determination of Closing Working Capital); provided that if the aggregate amount of such S&C Korea cash and cash equivalents as of the Closing exceeds the amount of statutory retained earnings of S&C Korea accrued with respect to the operations of S&C Korea prior to the Closing and available for distributions at any time following the Closing, then only the cash and cash equivalents up to the amount of such distributable retained earnings shall be deemed to be Transferred Cash, and the excess of such cash and cash equivalents over the amount of such distributable earnings shall be deemed to be Purchased Subsidiary Pre-Closing Cash for purposes of the Agreement.

(d) Buyer acknowledges that notwithstanding the foregoing, in order to achieve a qualified “spin-off” under Applicable Law, (i) it may be necessary to cause S&C Korea to hold certain Excluded Assets and Excluded Liabilities in the S&C Korea Restructuring and (ii) S&C Korea and TI Korea may become jointly and severally liable for Korea Excluded Liabilities and Korea Assumed Liabilities, respectively (any such joint and several liability arising solely as a result of Applicable Law, a “Spin-Off Liability”); in such event, notwithstanding any terms set forth in any agreements entered into in order to implement the S&C Korea Restructuring, the parties agree that the Agreement, as amended hereby, shall remain in full force in accordance with its terms (including Seller’s retention of the benefit of Excluded Assets, Seller’s indemnification obligations with respect to Excluded Liabilities and Purchased Subsidiary Liabilities, Buyer’s obtaining the benefits of the Purchased Assets, and Buyer’s indemnification obligations with respect to Assumed Liabilities).

(e) Effective as of the effective date of the S&C Korea Restructuring through the Closing, (i) Seller shall cause TI Korea to indemnify and hold harmless S&C Korea from any and all Damages incurred or suffered by S&C Korea arising out of any Korea Excluded Liability that is a Spin-Off Liability and (ii) Seller shall cause S&C Korea to indemnify and hold harmless TI Korea from any and all Damages incurred or suffered by TI Korea arising out of any Korea Assumed Liability that is a Spin-Off Liability.

(f) In addition to the indemnification obligations of Buyer and Seller under the Agreement referenced in paragraph (d) above, effective as of and after Closing, (i) Seller shall cause TI Korea to indemnify and hold harmless S&C Korea from any and all Damages incurred or suffered by S&C Korea arising out of any Korea Excluded Liability that is a Spin-Off Liability and (ii) Buyer shall cause S&C Korea to indemnify and hold harmless TI Korea from any and all

Damages incurred or suffered by TI Korea arising out of any Korea Assumed Liability that is a Spin-Off Liability. The provisions of Article 11 of the Agreement shall apply to indemnification obligations pursuant the immediately preceding sentence, mutatis mutandis.

Section 3 . Purchased Subsidiaries. (a) The definition of “Purchased Subsidiaries” in Section 1.01(a) of the Agreement is amended by (i) deleting the words “; Texas Instruments Korea Limited (“TI Korea”)” and replacing them with the words “Sensors & Controls Korea Limited (“S&C Korea”)”, and (ii) inserting the words “; provided that S&C Korea shall not be deemed a Purchased Subsidiary for purposes of Section 2.06(a) of this Agreement (other than for purposes of the last sentence of Section 2.06(a)(i))” at the end of the definition.

(b) Seller’s designation of S&C Korea as a Purchased Subsidiary and the organization of S&C Korea after the date of the Agreement, in each case as set forth in this Amendment, shall not be deemed to be breaches of the representations and warranties set forth in Section 3.06 of the Agreement.

Section 4 . Restructuring. (a) The definition of “Restructuring” in Section 2.06(b) of the Agreement shall be deemed to include the S&C Korea Restructuring.

(b) The parenthetical in Section 2.06(b)(i) of the Agreement shall be deleted and replaced in its entirety with the following, “(unless the S&C Korea Restructuring has not been consummated, in which case the Closing shall not be consummated until the S&C Korea Restructuring has been completed)”.

(c) The condition to Closing set forth in Section 10.01(e) of the Agreement shall be deleted and replaced in its entirety with the following, “the S&C Korea Restructuring shall have been completed.”

Section 5 . “Spin-off” Registration. Notwithstanding anything herein to the contrary, the effectiveness of this Amendment shall be expressly conditioned upon Seller filing for the court registration of the “spin-off” of S&C Korea, not later than April 3, 2006; provided that such deadline shall be extended for a reasonable period if such registration is delayed by circumstances beyond Seller’s reasonable control, including without limitation, acts of God, fire, flood, war, strike, riot, the intervention of any governmental authority, casualty, accident, breakage or failure of machinery or apparatus, or acts or ommissions of communications or other carriers. If the foregoing condition has not been satisfied on or prior to such date, this Amendment shall be null and void and shall be of no force and effect, in the same manner as if it had never been executed by the parties hereto.

Section 6 . Disclosure Schedule. (a) Items 4(b) and 4(c) in Section 2.06(a)(i) of the Disclosure Schedule shall be deleted and, in each case, replaced with the word “[Reserved]”.

(b) The Schedules attached as Exhibits A – B shall be deemed to be included in the Disclosure Schedule.

(c) Item 4 in Section 10.01(b) of the Disclosure Schedule shall be deleted and replaced with the word “[Reserved]”.

(d) Items 3 and 4 in Section 10.02(b) of the Disclosure Schedule shall be deleted and, in each case, replaced with the word “[Reserved]”.

Section 7 . Fees and Expenses. Seller agrees to reimburse Buyer and its Affiliates no later than 10 days following the Closing Date, for all reasonable out-of-pocket expenses (including filing fees, if any, but excluding attorneys’ fees) incurred by Buyer or its Affiliates to the extent arising both (i) from the S&C Korea Restructuring and (ii) as a result of this Amendment.

Section 8 . Environmental. Notwithstanding anything to the contrary in the Agreement, the parties agree that Seller will be responsible for managing and administering the resolution of the matter set forth in Item 1 of Section 3.20(b) of the Disclosure Schedule after the Closing (including retaining and administering all environmental permits relating to the matter, and controlling the defense and resolution of any claims relating to such matter, subject to the rights of Buyer as the Non-Controlling Party which are set forth in Section 11.03). In consideration therefor, (i) the applicable accrued expense related to such matter shall not be transferred to Buyer at Closing and will not be included in Closing Working Capital as an accrued liability, and (ii) the “Seller Environmental Basket” as defined in Section 11.02(a) of the Agreement shall be reduced by $460,000 and shall apply solely to claims for indemnification in respect of Damages arising out of the Identified Environmental Liability set fort in Item 2 of Section 3.20(b) of the Disclosure Schedule.

Section 9 . Intercompany Receivables and Payables. (a) Section 5.07 of the Agreement shall be deleted and replaced in its entirety with the following:

“At or prior to the Closing, Seller shall, and shall cause its Subsidiaries to, retain or eliminate all intercompany receivables and payables of the Business, incurred in the ordinary course of business; provided, however, that Seller shall not retain or eliminate (or cause to be transferred to Seller or a Retained Subsidiary in the Restructuring) the intercompany receivables and intercompany payables outstanding as of the close of business on the Business Day immediately prior to the Closing Date of each of Texas Instruments (Changzhou) Co., Ltd., Texas Instruments (China) Company Limited or S&C Korea, such intercompany receivables and payables to be deemed, in each case, to be assets and liabilities, respectively, primarily related to the Business. For the avoidance of doubt, any Taxes of the Purchased Subsidiaries arising from such elimination shall be treated as a Purchased Subsidiary Liability for purposes of this Agreement.”

(b) Item 7 in Section 2.03(e) of the Disclosure Schedule shall be deleted and shall be replaced in its entirety with the following, “7. All intercompany payables and receivables (i) between the Business and any Retained Business or (ii) within the Business, in each case, other than the intercompany receivables of and payables of Texas Instruments (Changzhou) Co. Ltd, Texas Instruments (China) Company Limited and S&C Korea.”

(c) Item 6 in Section 2.06(a)(i) of the Disclosure Schedule shall be deleted and shall be replaced in its entirety with the following, “6. All intercompany receivables of any Purchased Subsidiary other than those intercompany receivables outstanding as of the Closing Date of Texas Instruments (Changzhou) Co., Ltd. and Texas Instruments (China) Company Limited.”

(d) Item 2 in Section 2.06(a)(ii) of the Disclosure Schedule shall be deleted and shall be replaced in its entirety with the following, “2. All intercompany payables of any Purchased Subsidiary other than those intercompany payables outstanding as of the Closing Date of Texas Instruments (Changzhou) Co., Ltd. or Texas Instruments (China) Company Limited.”

(e) Buyer and Seller acknowledge and agree that the intercompany receivables and intercompany payables of Texas Instruments (Changzhou) Co., Ltd., Texas Instruments (China) Company Limited and S&C Korea, in each case outstanding as of the close of business on the date immediately preceding the Closing Date, shall be treated as accounts receivable and accounts payable, as applicable, for purposes of Closing Working Capital. Any receivables and payables at Closing that are owed from a Purchased Subsidiary to Seller or a Retained Subsidiary, or vice versa, will be paid and collected in accordance with customary trade terms.

Section 10 . Assignment. Seller, S&C Purchase Corp. and Buyer acknowledge and agree that as a result of the Assignment Buyer may take any and all actions on behalf of S&C Purchase Corp. with respect to the Agreement and the transactions contemplated thereby, including agreeing to amend or modify the Agreement or grant waivers thereunder, and each such action shall be binding upon S&C Purchase Corp. to the same extent as if such action had been taken by S&C Purchase Corp. regardless of whether S&C Purchase Corp. has consented to or is a party to such action.

Section 11 . Binding Effect. Except to the extent expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by and construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

Section 12 . Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13 . Agreement as Amended. From and after the effective date hereof, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall refer to the agreement as amended hereby.

Section 14 . Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 15 . Counterparts; Effectiveness; No Third Party Beneficiaries. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 11.02 of the Agreement, no provision of this Amendment is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TEXAS INSTRUMENTS INCORPORATED

By:
	Name:	Joseph F. Hubach
	Title:	Senior Vice President, Secretary and General Counsel

POTAZIA HOLDING B.V.

By:
Name:
Title:

S&C PURCHASE CORP.

By:
Name:
Title:

Exhibit A

S&C Korea Restructuring – Excluded Assets

1.	Lease between Trade Tower and Texas Instruments Korea Limited, dated January 1, 2005, Seoul, Korea.

2.	Lease between Allianz and Texas Instruments Korea Limited, dated December 14, 2002, Dae-Gu, Korea.

Exhibit B

S&C Korea Restructuring – Excluded Liabilities

1.	All liabilities and obligations to the extent arising out of or relating to any of the items listed in Exhibit A of this Amendment